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                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") executed on _________, 2004 and effective as of the Effective Date (as later defined herein) is by and between Atlas America, Inc., a Delaware corporation having its principal place of business at 311 Rouser Road, Moon Township, PA 15108 (the "Company") and Edward E. Cohen ("Executive").

         WHEREAS, the Company and Executive wish to set forth in this Agreement the terms and conditions under which the Employee will be employed by the Company;

         NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive's duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

                  1.1. Employment Term. This Agreement shall be effective as of the date on which Executive shall retire from his position as Chief Executive Officer of Resource America, Inc. (the "Effective Date"), and shall continue for three years, thereafter, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. The term of the Agreement shall automatically renew daily so that, at all times, it shall be for a three-year term. The period commencing on the Effective Date and ending on the date on which the term of Executive's employment under this Agreement shall terminate is hereinafter referred to as the "Employment Term."

                  1.2. Duties and Responsibilities. Commencing on the Effective Date, Executive shall serve as the Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer of the Company. Until such time as the Board shall fill the office of President, Executive shall also serve as President of the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board.

                  1.3. Extent of Service. Executive agrees to use Executive's best efforts to carry out Executive's duties and responsibilities under Section
1.2 hereof and, consistent with the other provisions of this Agreement, to devote such business time, attention and energy thereto as is reasonably necessary to carry out those duties and responsibilities. It is recognized that Executive in the past has invested and participated, and it is agreed that Executive in the future may invest and participate, in business endeavors separate and apart from the Company, in his discretion.
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                  1.4. Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive an annual base salary ("Base Salary"), commencing on the Effective Date, at the annual rate of $350,000, payable in accordance with the Company's customary payroll practices. Executive's Base Salary shall be reviewed annually for appropriate increases by the compensation committee of the Board pursuant to the its normal performance review policies for senior level executives, but shall not be decreased at any time.

                  1.5. Bonus. Executive shall be eligible to receive bonuses in such amounts as the Board may approve in its sole discretion or under the terms of any incentive plan of the Company maintained for other senior level executives.

                  1.6. Welfare Plans and Perquisites. Executive shall be entitled to participate in all employee welfare benefit plans and programs or executive perquisites made available to the Company's senior level executives as a group or to its employees generally, as such welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

                  1.7. Reimbursement of Expenses; Vacation. Executive shall be provided with reimbursement of reasonable expenses related to Executive's employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company's vacation, holiday and other pay for time not worked policies.

                  1.8. Incentive Compensation. Executive shall be entitled to participate in any short-term and long-term incentive programs (including without limitation any stock option plans) established by the Company for its senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for his position as Chairman of the Board, Chief Executive Officer and/or President.

                  1.9. Supplemental Executive Retirement Plan.

                  (a) The Company shall provide and maintain on Executive's behalf a supplemental executive retirement plan (the "SERP"). The SERP will provide Executive with an annual benefit ("SERP Retirement Benefit") equal to the product of (A) six and one-half percent (6 1/2%), multiplied by (B) Executive's Base Salary at the time of his retirement, death or other termination of employment with the Company ("Final Base Salary"), multiplied by (C) the amount of years (or portions thereof) that Executive shall have been employed by Company commencing on the Effective Date. Notwithstanding anything herein to the contrary, the maximum number used in subclause (C) of the immediately preceding sentence shall be ten (10) and the minimum number used in subclause (c) of the immediately preceding sentence shall be four (4), so that the maximum SERP Retirement Benefit shall be 65% of Final Base Salary and the minimum SERP Retirement Benefit shall be 26%.


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                  (b) Notwithstanding anything herein to the contrary, upon the occurrence of a Change of Control (as later defined) or in the event the Executive is terminated without Cause (as later defined) or resigns for Good Reason (as later defined), Executive shall be vested in a SERP Retirement Benefit equal to the greater of (x) the SERP Retirement Benefit as accrued under the formula set forth above, or (y) 40% of the Final Base Salary.

                  (c) Retirement Benefit will be paid to Executive commencing upon the later of (i) his retirement, or (ii) his reaching the age of seventy (70) years old (the "Retirement Age"). The SERP Retirement Benefit will be payable as long as the Executive shall live, with ten
         (10) years guaranteed, so that if Executive shall die prior to his retirement or within ten (10) years of his retirement, his estate shall receive the payment of the SERP Retirement Benefit until a total of ten
         (10) years of such SERP Retirement Benefit shall have been paid. Executive shall be fully vested in the SERP Retirement Benefit as such benefits accrue, except that Executive shall be fully vested in the minimum SERP Retirement Benefit of 26% as of the Effective Date.

                  (d) The Company shall establish a "rabbi" trust to serve as the funding vehicle for the SERP Retirement Benefit, and shall not less than annually make contributions to the trust in amounts sufficient to provide the present value, discounted at the ten (10) year U.S. Treasury rate then in effect (which discount rate may differ from the discount rate used by the Company in accruing the SERP Retirement Benefit on its books), of the SERP Retirement Benefit accrued as of the most recent reporting date for the Company prior to such contribution. Upon the occurrence of a Change of Control (whether during or after the Employment Term), the Company shall immediately contribute to the trust an amount sufficient to permit the full payment of the benefit due to Executive. Notwithstanding the establishment of a rabbi trust, the Company's obligation to pay the SERP Retirement Benefit shall constitute a general, unsecured obligation, payable out of its general assets, and the Executive shall not have any rights to any specific asset of the Company. The Executive or his beneficiary shall have only the rights of a general, unsecured creditor against the Company for any distributions due under this paragraph, and the assets of the rabbi trust shall be available to pay the claims of the Company's creditors.

         2. Termination. Executive's employment shall terminate upon the occurrence of any of the following events:

                  2.1. Termination Without Cause; Resignation for Good Reason

                  (a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than thirty days' prior written notice to Executive; provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4); provided, however,

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that the Company shall be given the opportunity to cure any condition susceptible to cure. Executive shall give the Company not less than thirty days' prior written notice of such resignation.

                  (b) Subject to the provisions of Section 2.1(c) hereof, upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company's then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  (c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes a written mutual release (which the Company shall be obligated to execute and if it refuses to execute for purposes of this section 2.1(c) will be deemed to have been executed by the Company as long as Executive executes the release) upon such removal, resignation or Non-Renewal, substantially in the form attached hereto as Exhibit A (the "Release"), of claims against the Company and related parties with respect to all matters arising out of Executive's employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and any claims against Executive for actions within the scope of his employment by the Company, Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

                           (i) Executive shall receive a lump sum cash severance
payment, without discount, in an amount equal to the sum of the total amount payable to Executive under this Agreement until expiration of the term then in effect (i.e. three (3) years), assuming that Executive's total compensation for each year would be equal to the Average Compensation. Payment shall be made within fifteen days after the effective date of the termination.

                           (ii) For a period of thirty-six (36) months following
the date of termination, Executive shall continue to receive the group term life and health insurance in effect at the date of his termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents (without giving effect to any reduction in such benefits subsequent to a Change in Control), as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive's after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), shall run concurrently with the foregoing thirty-six month benefit period.

                           (iii) Executive shall also receive any other amounts
earned, accrued and owing but not yet paid under
Section 1 above.

                  2.2. Voluntary Termination.


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                  (a) Executive may voluntarily terminate his employment for any reason upon sixty days' prior written notice. If Executive terminates his employment on or after January 1, 2006 for any reason not specified in Section 2.1(a) or 2.2(b), Executive shall be entitled to the benefits set forth in
Section 2.1(b) hereof, but if he executes the Releases he shall receive a benefit equal to one-half (1/2) of Final Base Salary, which benefit shall be paid in a lump sum within sixty (60) days after Executive's termination date. In addition, after Executive reaches the Retirement Age, Executive shall also receive the vested SERP Retirement Benefit pursuant to the SERP.

                  (b) If Executive terminates his employment under this Section 2.2, he shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  2.3. Disability. The Company may terminate Executive's employment if Executive has been unable to perform the material duties of his employment for a period of one hundred eighty days in any twelve month period because of physical or mental injury or illness ("Disability"); provided, however, that the Company shall continue to pay Executive's Base Salary until the Company acts to terminate Executive's employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive's Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive's employment for Disability, the Company shall continue to pay to Executive his Base Salary, as in effect on the date of his Disability, for three (3) years and such three (3) year period shall be included as a portion of the Employment Term for the purpose of determining vesting of SERP benefits. In addition, upon such a termination, Executive shall received the benefits described in Section 2.1(ii) hereof. Thereafter, Executive shall receive any amounts payable to him under the Company's long-term disability plan. Payments paid under this Section shall not be reduced by any payments made directly to Executive by an insurance company. Executive shall also be entitled to any other amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

                  2.4. Death. If Executive dies while employed by the Company, the Company shall pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company's benefit plans and programs. The Company shall also pay to Executive's executor, legal representative, administrator or designated beneficiary, as applicable, a death benefit equal to the Final Base Salary for a period equal to the lesser of (i) three years or (ii) the period of time from the Effective Date until the date of Executive's death (but not less than one (1) year). The death benefit described in the preceding sentence shall be paid in a lump sum within sixty days following the day on which Executive shall have died. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive. In addition to the forgoing, the SERP provides that Executive or his

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beneficiary shall receive at least ten (10) years of the vested SERP Retirement
Benefit, as set forth in more particularity in Paragraph 1.9 hereof.

                  2.5. Cause. The Company may terminate Executive's employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before his termination in accordance with the terms of any applicable benefit plans and programs of the Company.

                  2.6. Vesting of Options. Upon any termination of this Agreement for any reason other than Cause, the vesting of all options to purchase securities of the Company granted to Executive during his employment with the Company shall be accelerated to the later of the effective date of termination of this Agreement or six months after the date such option was granted, and any provision contained in the agreements under which such options were granted that is inconsistent with such acceleration is hereby modified to the extent necessary to provide for such acceleration; such acceleration shall not apply to any option that by its terms would vest prior to the date provided for in this paragraph.

                  2.7. Gross-Up Payment.

                  (a) Notwithstanding any provision in the Agreement to the contrary, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of section 280G of the Code, the Company shall pay Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive after deduction of any excise tax imposed under section 4999 of the Code, and any federal, state and local income tax, FICA and Medicare withholding taxes and excise tax imposed upon the Gross-Up Payment, shall be equal to the Payment. For purposes of determining the amount of the Gross-Up Payment, unless Executive specifies that other rates apply, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on Executive's termination date, net of the reduction in federal income taxes that may be obtained from the deduction of such state and local taxes (calculated by assuming that any reduction under section 68 of the Code in the amount of itemized deductions allocable to Executive applies first to reduce that amount of such state and local income taxes that would otherwise be deductible by Executive).

                  (b) In the event that the excise tax imposed by section 4999 of the Code is subsequently determined to be less than the amount taken into account hereunder at the time of Executive's termination of employment, Executive shall repay to the Company, at the time that the amount of such reduction in excise tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the excise tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment being


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

repaid by Executive to the extent that such repayment results in a reduction in excise tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the excise tax is determined to exceed the amount taken into account hereunder at the time of Executive's termination of employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to Executive in respect to such excess (plus any interest, penalties or additions payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

                  (c) Except as otherwise provided herein, all determinations to be made under this Section 2.7 shall be made by the tax counsel selected by Executive, at the Company's expense and reasonably acceptable to the Company.


                  (d) Notwithstanding anything in this Section 2.7 to the contrary, no Gross Up payment shall be due at any time for any Payment to Executive resulting from termination of this Agreement due to Executive's death or disability.

                  2.8. Notice of Termination. Any termination of Executive's employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and
(iii) specify the termination date in accordance with the requirements of this Agreement.

         3. Change of Control.

                  3.1. Effect of Change of Control. If a Change of Control occurs and Executive's employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

                  3.2. Termination Without Cause Upon or After a Change of Control. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time upon thirty (30) days' notice from the position in which Executive is employed hereunder or Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case, the Employment Term shall be deemed to have ended) upon not less than thirty days' prior written notice to Executive (or in the case of resignation for Good Reason, Executive shall give the Company not less than thirty days' prior written notice of such resignation); provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company. In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

         4. Definitions.

                  (a) "Average Compensation" shall mean the average of the three highest amounts of annual total compensation received by Executive hereunder during the Employment Term, or if the Employment Term shall be less than three years, the Average Compensation shall be the highest total compensation reserved by executive in any year (or an annualized amount for a portion of a year if this Employment Term is not one (1) year old).

                  (b) "Cause" shall mean any of the following grounds for termination of Executive's employment:

                           (i) Executive shall have been convicted of a felony,
or any crime involving fraud, embezzlement or moral turpitude;

                           (ii) Executive intentionally and continually fails,
in the absence of good reason, to substantially perform his reasonably assigned material duties to the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a majority of the members of the Board, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

                           (iii) Executive breaches Section 5 of this Agreement.

                  (c) "Good Reason" shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company within thirty days after receipt of notice thereof given by Executive:

                           (i) a reduction in Executive's Base Salary (which
shall be in violation of this Agreement);

                           (ii) a demotion of Executive from the position of
chief executive officer;

                           (iii) a material reduction of Executive's duties
hereunder;

                           (iv) the Company's requiring Executive to be based at
a location other than the Company's current chief executive offices;

                           (v) the failure of the Executive to be elected to the
Board; or

                           (vi) any material breach of this Agreement by the
Company.

                  (d) Change of Control. As used herein, "Change of Control" shall mean the occurrence of any of the following:

                  (i) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of twenty-five percent (25%) or more of the Company's

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                           voting securities or all or substantially all of the
                           assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below); or

                  (ii) The Company consummates, a merger, consolidation, combination, share exchange, division or other reorganization or transaction of the Company (a "Corporate Transaction") with an unaffiliated entity, other than a Related Entity (as defined below), in which either (A) the directors of the Company as applicable immediately prior to the Corporate Transaction constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of the Company immediately prior to such Corporate Transaction and the Company's chief executive officer immediately prior to such Corporate Transaction continues as the chief executive officer of the surviving, new or combined entity, or (B) the voting securities of the Company immediately before the Corporate Transaction represent less than sixty percent of the combined voting power immediately after the Corporate Transaction of the outstanding securities of (I) the Company, (II) the surviving entity or (III) in the case of a division, each entity resulting from the division; or

                  (iii) During any period of twenty-four consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

                  (iv) The shareholders of the Company approve a plan of complete liquidation, or winding-up of the Company or an agreement of sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Company's assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

         For purposes of the definition of "Change of Control" as set forth herein, the term "Related Entity" shall mean an entity that is an "affiliate" of the Executive or any member of the Executive's immediate family including his spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. Neither the Company's initial public offering nor the Company's possible spin-off from Resource America, Inc. shall be deemed a "Change of Control" in the Agreement.

         5. Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of his employment by the Company, Executive will receive special training and education with respect to the operation of the Company's business and other related matters, and access to confidential information and business and professional contacts. In


                                       9
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consideration of Executive's employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive's employment, Executive hereby agrees to abide by the terms of the intellectual property and confidentiality provisions below. Executive agrees and acknowledges that his employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

                  5.1. Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Executive's duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive's right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.1.

                  5.2. Confidentiality.

                  (a) Executive acknowledges that, by reason of Executive's employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them ("Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive's duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.3 shall not apply to


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information that becomes generally known to the public through no act of
Executive in breach of this Agreement.

                  (b) Executive acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Executive's compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive's duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive's employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive's possession or custody.


                  5.3. Equitable Relief. Executive acknowledges that the restrictions contained in Sections 5.1 and 5.2 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting a bond, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

         6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) or (c) of this Agreement, Executive hereby waives Executive's right to receive payments under any severance plan or similar program applicable to all employees of the Company.

         7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

         8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

         9. Arbitration; Expenses; Damages. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The parties hereby agree that upon any termination of Executive's employment hereunder (i) by Company without cause; (ii) by Executive with good Reason; or
(iii) by either Company or Executive after a Change in Control, as long as Executive has executed the Release, if required, then the Company shall pay all amounts due to Executive hereunder on or prior to the deadline for such payments (it being agree that TIME IS OF THE ESSENCE) without offset or reduction, and failure to do so shall result in two hundred percent (200%) of the withheld amount (in addition to the actual amount owed to Executive) being due to Executive as liquidated damages, regardless of any determination that the Company had a basis for offset or reduction. The Company hereby agrees that it shall be estopped from asserting that such damages are excessive of constitute a penalty, and that Executive has reasonably relied upon such estoppel. If Company determines it has such an offset or basis for reduction, it shall notify Executive of such determination, in writing, as soon as reasonably possible and in any event on or prior to the deadline for making such payment. Company shall make the full payment, but Executive shall be obligated to return any portion of such payment that is determined, pursuant to the arbitration set forth in this section 9, to have been subject to legitimate offset or deduction.

         10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

         If to the Company, to:

                  Atlas America, Inc.
                  311 Rouser Road
                  Moon Township, PA  15108

         If to Executive, to:

                  Edward E. Cohen
                  1240 North Casey Key Road
                  Osprey, FL 34229
or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

         11. Contents of Agreement; Amendment and Assignment.

                  (a) This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive.

                  (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

         12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

         13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

         14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of

Executive's incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive's beneficiary, estate or other legal representative.

         15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

         17. Indemnification.

         (a) If Executive is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he is or was an employee (which term includes officer, director, agent and any other capacity) of the Company or is or was serving at the request of the Company as an employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as an employee or agent or in any other capacity while serving as an employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law, against all expense, liability and loss (including, but not limited to, attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amount paid or to be paid in settlement) incurred or suffered by Executive in connection therewith and such indemnification shall continue as to the Executive after he has ceased to be a director, officer, employee or agent and shall inure to the benefit of Executive's heir, executors and administrators; provided, however, that the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by Executive (other than a proceeding to enforce this Section 17) only if such proceeding (or part thereof) was authorized directly or indirectly by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be, promptly upon request, paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law of the Commonwealth of Pennsylvania requires the payment of such expenses incurred by an employee in his capacity as an employee (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, payment shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined that such employee is not entitled to be indemnified under this Section or otherwise.

         (b) The indemnification provided by this Section shall not be limited or exclude any rights, indemnities or limitations of liability to which Executive may be entitled, whether as a matter of law, under the Certificate of Incorporation, By-laws of the Company, by agreement, vote of the stockholders or disinterested directors of the Company or otherwise.

         (c) Executive, in seeking indemnification under this Agreement (an "Indemnitee"), shall give the other party or parties (the "Indemnitor") prompt written notice of any claim, suit or demand that the Indemnitee believes will give rise to indemnification under this Agreement; provided, however, that the failure to give such notice shall not affect the liability of the Indemnitor under this Agreement unless the failure to give such notice materially and adversely affects the ability of the Indemnitor to defend itself against or to cure or mitigate the damages. Except as hereinafter provided, the Indemnitor shall have the right (without prejudice to the right of the Indemnitee to participate at its expense through counsel of its own choosing) to defend and to direct the defense against any such claim, suit or demand, at the Indemnitor's expense and with counsel chosen jointly by Indemnitor and Indemnitee, and the right to settle or compromise any such claim, suit or demand; provided, however, that the Indemnitor shall not, with the Indemnitee's written consent, which shall not be unreasonably withheld, settle or compromise any claim or consent to any entry of judgment. The Indemnitee shall, at the Indemnitor's expense, cooperate in the defense of any such claim, suit or demand. If the Indemnitor, within a reasonable time after notice of a claim fails to defend the Indemnitee, the Indemnitee shall be entitled to undertake the defense, compromise or settlement or such claim at the expense of and for the account and risk of the Indemnitor.

         (d) Executive shall be covered during the entire term of this Agreement and thereafter by Officer and Director liability insurance in amounts and on terms similar to that afforded to other executive and/or directors of the Company or its affiliates, which such insurance shall be paid by the Company.

         18. Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of Delaware without giving effect to any conflict of laws provisions.


         IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

                              ATLAS AMERICA, INC.


                              By:    ------------------------------------------

                              Name:  ------------------------------------------

                              Title: ------------------------------------------

                              -------------------------------------------------
                              Executive

                                    Exhibit A

             Separation of Employment Agreement and General Release


         THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the "Agreement") is made as of this ___ day of __________, ____, by and between ATLAS AMERICA, INC. (the "Company") and _______________ ("Executive").

         WHEREAS, Executive formerly was employed by the Company as _______________________pursuant to the terms of the Employment Agreement, dated
_______ __, 2004, (the "Employment Agreement");

         WHEREAS, the Employment Agreement provides for certain benefits in the event that Executive's employment is terminated on account of a reason set forth in the Employment Agreement;

         WHEREAS, Executive and the Company mutually desire to terminate Executive's employment on an amicable basis, such termination to be effective _________ ____, ____ ("Date of Resignation"); and

         WHEREAS, in connection with the termination of Executive's employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

         NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

         1. (a) Executive, for and in consideration of the commitments of the Company as set forth in the Employment Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, "Releasees") from all causes of action, suits, debts, claims and demands whatsoever in law or in equity ("Claims"), which Claims related to Executive's employment with the Company and which Claims Executive ever had, now has, or hereafter may have, whether known or unknown, or which his heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of his employment to the date of this Agreement. Company, for itself and its successors and assigns, and any party claiming by, through or under the Company, its successors and assigns, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Executive for any and all Claims that Company ever had, now has, or hereafter may have against Executive, whether known or unknown, by reason of any matter, cause or thing whatsoever, from the beginning of Executive's employment to the date of this Agreement. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. The forgoing releases do not apply to Executive's and Company's obligations under this Agreement and any continuing obligations under the Employment Agreements.

                  (b) To the fullest extent permitted by law, Executive represents and affirms that (i) [other than _______,] he has not filed or caused to be filed on his behalf any claim for relief against the Company or any Releasee and, to the best of his knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on his behalf; and (ii) [other than _______,] he has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company's legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) he will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

         2. Executive agrees that he will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself involving any matter released in paragraph 1. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys' fees incurred in such enforcement. Executive further agrees and covenants that should any person organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

         3. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company and that the Company has no obligation to employ him in the future.

         4. Executive further agrees that he will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive's employment and the termination of his employment, irrespective of the truthfulness or falsity of such statement.

         5. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement and in the Employment Agreement are being provided to him in consideration for his acceptance and execution of, and in reliance upon his representations in, this Agreement. Executive acknowledges that if he had not executed this Agreement containing a release of all claims against the Company, he would only have been entitled to the payments provided in the Company's standard severance pay plan for employees.

         6. Executive represents that, to the best of his knowledge, he does not presently have in his possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the "Corporate Records") provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of his prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company.

         7. Nothing in this Agreement shall prohibit or restrict Executive from:
(i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company's; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

         8. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

         9. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware.

         10. Executive certifies and acknowledges as follows:

                  (a) That he has read the terms of this Agreement, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of his employment relationship with the Company and the termination of that employment relationship;

                  (b) That he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

                  (c) That he has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

                  (d) That he does not waive rights or claims that may arise after the date this Agreement is executed;

                  (e) That the Company has provided him with a period of fifteen days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to him; and

                  (f) Executive acknowledges that this Agreement may be revoked by him within seven days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.


         Intending to be legally bound hereby, Executive and the Company executed the foregoing Confidential Separation Agreement and General Release this ______ day of _______, ____.


_____________________________               Witness:________________________
[Executive]


ATLAS AMERICA, INC.

By:___________________________              Witness:________________________

Name:________________________

Title:_________________________